                                               Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-83374
PROSPECTUS SUPPLEMENT
---------------------
(To prospectus dated April 1, 2002)




                                     [LOGO]
                                1,000,000 Units
                           Merrill Lynch & Co., Inc.
                          Strategic Return Notes/SM/
               Linked to the Select Ten Index due June 28, 2007
                                 (the "Notes")
                  $10 original public offering price per Unit

                               ----------------

The Notes:                              Payment at maturity or upon exchange:

.. Senior unsecured debt securities of   . At maturity or upon exchange, you
  Merrill Lynch & Co., Inc.               will receive a cash amount based
                                          upon the percentage change in the
.. Exchangeable at your option for a       value of the Select Ten Index which
  cash payment during a specified         reflects the total return of the top
  period in June of each year from        ten dividend yielding stocks,
  2003 through 2006 as described in       reconstituted annually, in the Dow
  this prospectus supplement.             Jones Industrial Average less an
                                          annual index adjustment factor of
.. No payments prior to maturity unless    1.5%.
  exchanged.
                                        . At maturity or upon exchange, the
.. Linked to the value of the Select       amount you receive will depend on
  Ten Index (index symbol "XST").         the value of the Select Ten Index.
                                          The value of the Select Ten Index
.. The Notes have been approved for        must increase in order for you to
  listing on the American Stock           receive at least the original public
  Exchange under the trading symbol       offering price of $10 per Note upon
  "DSZ", subject to official notice of    exchange or at maturity. If the
  issuance.                               value of the Select Ten Index has
                                          declined or has not increased
.. Expected closing date: June 28, 2002.   sufficiently, you will receive less,
                                          and possibly significantly less,
                                          than the original public offering
                                          price of $10 per Note.

      Investing in the Notes involves risks that are described in the "Risk Factors" section beginning on page S-7 of this prospectus supplement.

                               ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                    Per Unit    Total
                                                                    --------    -----
      Public offering price (1)....................................  $10.00  $10,000,000
      Underwriting fee.............................................    $.20     $200,000
      Proceeds, before expenses, to Merrill Lynch & Co., Inc.......   $9.90*  $9,900,000

     (1) The public offering price and the underwriting fee for any single transaction to purchase 100,000 Units or more will be $9.90 per Unit and $.10 per Unit, respectively.

     * $.10 per Unit of the underwriting fee will be paid to the underwriter by a subsidiary of Merrill Lynch & Co., Inc. For a description of this payment, please see the section entitled "Underwriting" in this prospectus supplement.



                               ----------------

                              Merrill Lynch & Co.

                               ----------------
           The date of this prospectus supplement is June 25, 2002.

"Strategic Return Notes" is a service mark of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                                           Page
                                                                                           ----
SUMMARY INFORMATION--Q&A..................................................................  S-4
   What are the Notes?....................................................................  S-4
   What will I receive upon maturity of the Notes?........................................  S-4
   How does the exchange feature work?....................................................  S-5
   Who publishes the Select Ten Index and what does the Select Ten Index measure?.........  S-5
   How has the Select Ten Index performed historically?...................................  S-5
   Will I receive interest payments on the Notes?.........................................  S-6
   What about taxes?......................................................................  S-6
   Will the Notes be listed on a stock exchange?..........................................  S-6
   What is the role of MLPF&S?............................................................  S-6
   Who is ML&Co.?.........................................................................  S-6
   Are there any risks associated with my investment?.....................................  S-6
RISK FACTORS..............................................................................  S-7
   Your investment may result in a loss...................................................  S-7
   The value of the Select Ten Index is expected to affect the trading value of the Notes.  S-7
   Changes in our credit ratings may affect the trading value of the Notes................  S-7
   Your investment may become concentrated................................................  S-7
   Your yield may be lower than the yield on other debt securities of comparable maturity.  S-7
   Your return will not reflect the return of owning the Select Ten Stocks................  S-7
   There may be an uncertain trading market for the Notes.................................  S-8
   Risk factors specific to companies included in the Select Ten Index....................  S-8
   Amounts payable on the Notes may be limited by state law...............................  S-9
   Purchases and sales by us and our affiliates may affect your return....................  S-9
   Potential conflicts....................................................................  S-9
   Uncertain tax consequences............................................................. S-10
DESCRIPTION OF THE NOTES.................................................................. S-11
   Payment at maturity.................................................................... S-11
   Exchange of the Notes prior to maturity................................................ S-12
   Hypothetical returns................................................................... S-12
   Adjustments to the Select Ten Index; Market Disruption Events.......................... S-13
   Discontinuance of the Select Ten Index................................................. S-14
   Events of Default and Acceleration..................................................... S-15
   Depositary............................................................................. S-15
   Same-Day Settlement and Payment........................................................ S-17
THE SELECT TEN INDEX...................................................................... S-18
   Select Ten Index....................................................................... S-18
   Dividends.............................................................................. S-20
   Adjustments to the Share Multiplier and Select Ten Portfolio........................... S-20
   Hypothetical and Historical Data on the Select Ten Index............................... S-22
UNITED STATES FEDERAL INCOME TAXATION..................................................... S-23
   General................................................................................ S-23
   Tax Treatment of the Notes............................................................. S-24
   Possible Alternative Tax Treatments of an Investment in the Notes...................... S-24
   Non-U.S. Holders....................................................................... S-24
   Backup Withholding and Information Reporting........................................... S-25
ERISA CONSIDERATIONS...................................................................... S-25
USE OF PROCEEDS AND HEDGING............................................................... S-26
WHERE YOU CAN FIND MORE INFORMATION....................................................... S-26
UNDERWRITING.............................................................................. S-27
VALIDITY OF THE NOTES..................................................................... S-28
EXPERTS................................................................................... S-28
INDEX OF DEFINED TERMS.................................................................... S-29
ANNEX A................................................................................... A-1

                                  Prospectus

                                                                            Page
                                                                            ----
MERRILL LYNCH & CO., INC...................................................   2
USE OF PROCEEDS............................................................   2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK DIVIDENDS....................................   3
THE SECURITIES.............................................................   3
DESCRIPTION OF DEBT SECURITIES.............................................   4
DESCRIPTION OF DEBT WARRANTS...............................................  10
DESCRIPTION OF CURRENCY WARRANTS...........................................  12
DESCRIPTION OF INDEX WARRANTS..............................................  14
DESCRIPTION OF PREFERRED STOCK.............................................  19
DESCRIPTION OF DEPOSITARY SHARES...........................................  24
DESCRIPTION OF PREFERRED STOCK WARRANTS....................................  28
DESCRIPTION OF COMMON STOCK................................................  30
DESCRIPTION OF COMMON STOCK WARRANTS.......................................  34
PLAN OF DISTRIBUTION.......................................................  36
WHERE YOU CAN FIND MORE INFORMATION........................................  37
INCORPORATION OF INFORMATION WE FILE WITH THE SEC..........................  37
EXPERTS....................................................................  38

                           SUMMARY INFORMATION--Q&A


      This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Strategic Return Notes SM Linked to the Select Ten Index due June 28, 2007 (the "Notes"). You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Notes, the Select Ten Index and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc., and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

      The Notes will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on June 28, 2007 unless exchanged by you as described in this prospectus supplement.

      A Unit will represent a single Note with an original public offering price of $10.00 (a "Unit"). You may transfer the Notes only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of the Notes--Depositary" in this prospectus supplement.

What will I receive upon maturity of the Notes?

      At maturity, if you have not previously exchanged your Notes, you will receive a cash payment on the Notes equal to the "Redemption Amount".

      The "Redemption Amount" per Unit will equal:

                                   (  Ending Value  )
                           $9.90 X ( -------------- )
                                   ( Starting Value )

      The Select Ten Index will need to increase in order for you to receive a Redemption Amount equal to or greater than the original public offering price, and, if the value of the Select Ten Index declines or has not increased sufficiently, you will receive less than the original public offering price of the Notes.

      The "Starting Value" equals 90.01, which was the closing value of the Select Ten Index on June 25, 2002, the date the Notes were priced for initial sale to the public (the "Pricing Date").

      For purposes of determining the Redemption Amount, the "Ending Value" means the average, arithmetic mean, of the values of the Select Ten Index at the close of the market on five business days shortly before the maturity of the Notes. We may calculate the Ending Value by reference to fewer than five or even a single day's closing value if, during the period shortly before the maturity date of the Notes, there is a disruption in the trading of a stock included in the Select Ten Index or certain futures or option contracts relating to a stock included in the Select Ten Index.

      For more specific information about the Redemption Amount, please see the section entitled "Description of the Notes" in this prospectus supplement.

  Examples

      Here are two examples of Redemption Amount calculations:

  Example 1--The Select Ten Index at maturity is below the Starting Value:

    Starting Value: 90.01
    Hypothetical Ending Value: 18.00

                                           ( 18.00 )
    Redemption Amount (per Unit) = $9.90 X ( ----- ) = $1.98
                                           ( 90.01 )

  Total payment at maturity (per Unit) = $1.98

  Example 2--The Select Ten Index at maturity is above the Starting Value:

    Starting Value: 90.01
    Hypothetical Ending Value: 162.02

                                           ( 162.02 )
    Redemption Amount (per Unit) = $9.90 X ( ------ ) = $17.82
                                           ( 90.01  )

  Total payment at maturity (per Unit) = $17.82


How does the exchange feature work?

      You may elect to exchange all or a portion of your Notes during a specified period in the month of June in the years 2003 through 2006 by giving notice to the depositary or trustee of the Notes, as the case may be, as described in this prospectus supplement. The amount of the cash payment you receive upon exchange (the "Exchange Amount") will be equal to the Redemption Amount, calculated as if the Exchange Date, as defined in this prospectus supplement, were the stated maturity date, except that the Ending Value will be equal to the closing value of the Select Ten Index on the Exchange Date. The Exchange Amount will be paid three Business Days following the Exchange Date. If you elect to exchange your Notes, you will receive only the Exchange Amount and you will not receive the Redemption Amount at maturity. The Exchange Amount you receive may be greater than or less than the Redemption Amount at maturity depending upon the performance of the Select Ten Index during the period from the Exchange Date until the stated maturity date. In addition, if the value of the Select Ten Index has not increased sufficiently above the Starting Value, the Exchange Amount will be less than the original public offering price.

      For more specific information about the exchange feature, please see the section entitled "Description of the Notes--Exchange of the Notes prior to maturity" in this prospectus supplement.

Who publishes the Select Ten Index and what does the Select Ten Index measure?

      The Select Ten Index is calculated and disseminated by the American Stock Exchange. The Select Ten Index is an index which reflects the price changes and dividends of the top ten dividend yielding stocks in the Dow Jones Industrial Average (the "DJIA") less an annual index adjustment factor of 1.5% applied daily (the "Index Adjustment Factor"). The Select Ten Index was originally calculated and disseminated on May 29, 2001. The Select Ten Index will be reconstituted on May 29/th/ of each year, the anniversary of the date the Select Ten Index was first calculated and disseminated or, under certain circumstances, on a day shortly after the anniversary date, as described in this prospectus supplement. For more specific information about the Select Ten Index and its reconstitution, and the Index Adjustment Factor, please see the section entitled "The Select Ten Index" in this prospectus supplement.

      The Notes are debt obligations of ML&Co. and an investment in the Notes does not entitle you to any ownership interest in the stocks included in the Select Ten Index (collectively, the "Select Ten Stocks").

How has the Select Ten Index performed historically?

      The value of the Select Ten Index was set to 100 on May 29, 2001, the date the Select Ten

Index was initially calculated. On June 25, 2002, the closing value of the Select Ten Index was 90.01. While historical information on the Select Ten Index exists only for the period from and after May 29, 2001, we have provided a table and a graph showing the hypothetical month-end closing values of the Select Ten Index from May 1996 through April 2001. These hypothetical closing values have been calculated on the same basis that the Select Ten Index is currently calculated. We have provided this information to illustrate how the Select Ten Index would have performed from May 1996 through April 2001. For further details on the calculation of these hypothetical closing values, please refer to the section entitled "The Select Ten Index--Hypothetical and Historical Data on the Select Ten Index" in this prospectus supplement. We have also provided the actual month-end closing values of the Select Ten Index from May 2001 through May 2002. Any historical upward or downward trend in the level of the Select Ten Index during the periods presented is not an indication that the Select Ten Index is more or less likely to increase or decrease at any time during the term of the Notes.

Will I receive interest payments on the Notes?

      You will not receive any interest payments on the Notes, but you will receive the Exchange Amount following the exercise of your exchange option or the Redemption Amount at maturity. We have designed the Notes for investors who are willing to forego market interest payments on the Notes, such as fixed or floating interest rates paid on standard senior non-callable debt securities, in exchange for the Exchange Amount or the Redemption Amount.

What about taxes?

      The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. hereby agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Select Ten Index. Under this characterization of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled "United States Federal Income Taxation" in this prospectus supplement.

Will the Notes be listed on a stock exchange?

      The Notes have been approved for listing on the AMEX under the symbol "DSZ", subject to official notice of issuance. You should be aware that the listing of the Notes on the AMEX will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Notes" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary MLPF&S is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, these duties could result in a conflict of interest between the status of MLPF&S as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis.

      For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the Notes is subject to risks. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                 RISK FACTORS

      Your investment in the Notes will involve risks. An investment in the Notes involves credit risks which are identical to those related to investments in any other debt obligations of ML&Co., and additional risks which are similar to investing in each of the Select Ten Stocks. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

      We will not repay you a fixed amount of principal on the Notes at maturity or upon exchange. The payment on the Notes will depend on the change in the value of the Select Ten Index. Because the value of the Select Ten Index is subject to market fluctuations, the amount of cash you receive may be more or less than the original public offering price of your Notes. If the applicable Ending Value, at maturity or at the time you exchange your Notes, is less than or not sufficiently above the Starting Value, then the amount you receive will be less than the original public offering price of each Note, in which case your investment in the Notes will result in a loss to you. The original public offering price of $10 per Unit exceeds the $9.90 per Unit amount used to calculate the Redemption Amount and therefore the Select Ten Index must increase in order for you to receive a Redemption Amount or Exchange Amount equal to the original public offering price.

The value of the Select Ten Index is expected to affect the trading value of the Notes

      The market value of the Notes will depend substantially on the amount by which the Select Ten Index exceeds or does not exceed the Starting Value. The value of the Notes is related to the Select Ten Index, and consequently, a sale of the Notes may result in a loss. Additionally, because the trading value and perhaps final return on your Notes is dependent on factors in addition to the Select Ten Index, such as our credit rating, an increase in the value of the Select Ten Index will not reduce the other investment risks related to the Notes.

Changes in our credit ratings may affect the trading value of the Notes

      Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the value of the Select Ten Index at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

Your investment may become concentrated

      As a result of market fluctuations and/or reconstitution events, an investment in the Notes may carry risks similar to a concentrated investment in one or more industries.

Your yield may be lower than the yield on other debt securities of comparable maturity

      The amount we pay you at maturity or upon exchange may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought other senior non-callable debt securities of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning the Select Ten Stocks

      While the Select Ten Index does reflect the payment of dividends on the Select Ten Stocks as described in more detail below, the yield to the maturity of the Notes will not produce the same yield as if the Select Ten Stocks were purchased and held for a similar period. At the end of each calendar quarter, the dividends accrued on the Select Ten Stocks will be incorporated into the Select Ten Index by adjusting the Share Multipliers of the stocks and the amounts will then be subject to the price movements of the stocks. In addition, at the end of each day, the Select Ten Index will be reduced by a pro rata portion of the annual Index Adjustment Factor of 1.5%. Due to the effect of the annual Index Adjustment Factor and to the matters discussed above under "Your investment may result in a loss", the return on an investment in the Notes will be less than the return on a similar investment in the Select Ten Stocks, assuming transaction costs and taxes are not taken into account. The trading value of the Notes and final return on the Notes may also differ from the results of the Select Ten Index for the reasons discussed above under "Changes in our credit ratings may affect the trading value of the Notes".

There may be an uncertain trading market for the Notes

      The Notes have been approved for listing on the AMEX under the trading symbol "DSZ", subject to official notice of issuance. However, you cannot assume that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors such as the change in the value of the Select Ten Index.

      If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive.

Risk factors specific to companies included in the Select Ten Index

      The Select Ten Index is an index which reflects the price changes and dividends of the top ten dividend yielding stocks in the DJIA less an annual Index Adjustment Factor. The stock prices of some of the companies included in the Select Ten Index (the "Select Ten Companies") have been and may continue to be volatile. These stock prices could be subject to wide fluctuations in response to a variety of factors, including the following:

      .   general market fluctuations;

      . actual or anticipated variations in the quarterly operating results of the Select Ten Companies;

      . announcements of technological innovations or new services offered by competitors of the Select Ten Companies;

      .   changes in financial estimates by securities analysts;

      . regulatory or legal developments, including significant litigation matters, affecting the Select Ten Companies or in the industries in which they operate;

      . announcements by competitors of the Select Ten Companies of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

      .   departures of key personnel of the Select Ten Companies.

      The international operations of some of the Select Ten Companies expose them to risks inherent to international business. The risks of international business that these companies are exposed to include the following:

      . general economic, social and political conditions in the countries where they operate;

      . the difficulty of enforcing intellectual property rights, agreements and collecting receivables through certain foreign legal systems;

      . differing tax rates, tariffs, exchange controls or other similar restrictions;

      .   currency exchange rate fluctuations; and

      . changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, foreign trade and international investment decisions.

Amounts payable on the Notes may be limited by state law

      New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the Note holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell the Select Ten Stocks or futures or options contracts on the Select Ten Stocks for our own accounts for business reasons and expect to enter into such transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the Select Ten Stocks and, in turn, the value of the Select Ten Index in a manner that would be adverse to your investment in the Notes. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the prices of the Select Ten Stocks. Temporary increases in the market prices of the Select Ten Stocks may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of the Select Ten Stocks may decline subsequent to the Pricing Date reducing the value of the Select Ten Index and therefore the market value of the Notes.

Potential conflicts

      Our subsidiary MLPF&S is our agent for the purposes of calculating the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the value of the Select Ten Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the Select Ten Index. See the sections entitled "Description of the Notes--Adjustments to the Select Ten Index; Market Disruption Events" and "-- Discontinuance of the Select Ten Index" in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise. MLPF&S, the underwriter, will pay an additional amount on each anniversary of the Pricing Date in 2003 through 2006 to brokers whose client accounts purchased their Units in the initial distribution and continue to hold the Notes. In addition, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased Notes in the secondary market and continue to hold the Notes. You should understand that as a result of this additional payment, your broker receives a financial benefit each year you retain your investment in the Notes. Please see the section entitled "Underwriting" in this prospectus supplement.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

      ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the Select Ten Companies including extending loans to, or making equity investments in, the Select Ten Companies or providing advisory services to the Select Ten Companies, including merger and acquisition advisory services.

In the course of business, ML&Co. or its affiliates may acquire non-public information relating to the Select Ten Companies and, in addition, one or more affiliates of ML&Co. may publish research reports about the Select Ten Companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the Select Ten Companies. Any prospective purchaser of the Notes should undertake an independent investigation of the Select Ten Companies as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of the Select Ten Index does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

Uncertain tax consequences

      You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled "United States Federal Income Taxation" in this prospectus supplement.

                           DESCRIPTION OF THE NOTES

      ML&Co. will issue the Notes as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. Unless exchanged by you, the Notes will mature on June 28, 2007.

      While at maturity or upon exchange a beneficial owner of a Note will receive an amount equal to the Redemption Amount or the Exchange Amount, as the case may be, there will be no other payment of interest, periodic or otherwise. See the section entitled "--Payment at maturity" and "--Exchange of the Notes prior to maturity" in this prospectus supplement.

      The Notes may be exchanged by you during an Exchange Notice Period, but are not subject to redemption by ML&Co. before maturity. If an Event of Default occurs with respect to the Notes, beneficial owners of the Notes may accelerate the maturity of the Notes, as described under "--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--Events of Default" in the accompanying prospectus.

      ML&Co. will issue the Notes in denominations of whole Units each with an original public offering price of $10 per Unit.

      The Notes will not have the benefit of any sinking fund.

Payment at maturity

      For each Note that has not been exchanged prior to maturity, the holder will be entitled to receive the Redemption Amount, as provided below.

  Determination of the Redemption Amount

      The "Redemption Amount" for a Note will be determined by the calculation agent and will equal:

                                   (  Ending Value  )
                           $9.90 X ( -------------- )
                                   ( Starting Value )

      The "Starting Value" equals 90.01, which was the closing value of the Select Ten Index on the Pricing Date.

      For the purpose of determining the Redemption Amount, the "Ending Value" will be determined by the calculation agent and will equal the average, arithmetic mean, of the closing values of the Select Ten Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average, arithmetic mean, of the closing values of the Select Ten Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Select Ten Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Select Ten Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day.

      The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date.

      A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

      An "Index Business Day" means a day on which the New York Stock Exchange and the AMEX are open for trading and the Select Ten Index or any successor index is calculated and published.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Exchange of the Notes prior to maturity

      You may elect to exchange all or a portion of the Notes you own during any Business Day which occurs in an Exchange Notice Period by giving notice as described below. An "Exchange Notice Period" means the period from and including the first calendar day of the month of June to and including 12:00 noon in The City of New York on the fifteenth calendar day during the month of June in the years 2003, 2004, 2005 and 2006. If the fifteenth calendar day of the applicable month of June is not a Business Day, then the Exchange Notice Period will be extended to 12:00 noon in The City of New York on the next succeeding Business Day. The amount of the cash payment you receive upon exchange (the "Exchange Amount") will be equal to the Redemption Amount, calculated as if the Exchange Date were the stated maturity date, except that the Ending Value will be equal to the closing value of the Select Ten Index on the Exchange Date. An "Exchange Date" will be the second Index Business Day following the end of the applicable Exchange Notice Period. If a Market Disruption Event occurs on the second Index Business Day following an Exchange Notice Period, the Exchange Date for that year will be the next succeeding Index Business Day on which a Market Disruption Event does not occur. The Exchange Amount will be paid three Business Days after the Exchange Date.

      The Notes will be issued in registered global form and will remain on deposit with the depositary as described in this prospectus supplement. Therefore, you must exercise the option to exchange your Notes through the depositary. To make your exchange election effective, you must make certain that your notice is delivered to the depositary during the applicable Exchange Notice Period. To ensure that the depositary will receive timely notice of your election to exchange all or a portion of your Notes, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the depositary of your election to exchange your Notes prior to 12:00 noon in The City of New York on the last Business Day of the applicable Exchange Notice Period, in accordance with the then applicable operating procedures of the depositary. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

      If at any time the global securities are exchanged for Notes in definitive form, from and after that time, notice of your election to exchange must be delivered to JPMorgan Chase Bank, as trustee under the 1983 Indenture, through the procedures required by the trustee by 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period.

Hypothetical returns

      The following tables illustrate, for the Starting Value and a range of hypothetical Ending Values of the Select Ten Index:

      . the total amount payable at maturity of the Notes, and the total amount payable on an investment in the Select Ten Stocks,

      . the total rate of return to beneficial owners of the Notes, and the total return on an investment in the Select Ten Stocks, and

      . the pretax annualized rate of return to beneficial owners of the Notes, and the pretax annualized rate of return on an investment in the Select Ten Stocks.

      The tables below assume an initial investment of $10 in the Notes and an initial investment of $10 in the Select Ten Stocks.

Hypothetical Returns Related to Strategic Return Notes    Hypothetical Returns Related to an Investment
          based on the Select Ten Index                             in the Select Ten Stocks
------------------------------------------------------  -------------------------------------------------
                                                        Hypothetical                           Pretax
Hypothetical     Total                       Pretax        Ending                  Total     Annualized
   Ending        Amount                    Annualized    Value of an    Total     Rate of      Rate of
  Value of     Payable at  Total Rate of    Rate of     Investment in   Amount   Return on    Return on
 the Select     Maturity     Return on     Return on     the Select   Payable at the Select  the Select
Ten Index(1)    per Note     the Notes    the Notes(2)  Ten Stocks(3)  Maturity  Ten Stocks Ten Stocks(2)
------------   ----------  -------------  ------------  ------------- ---------- ---------- -------------
  20.00          $ 2.20        78.00%        28.09%         21.56       $ 2.40     76.05%      26.62%
  40.00          $ 4.40        56.00%        15.76%         43.12       $ 4.79     52.10%      14.18%
  60.00          $ 6.60        34.01%         8.14%         64.68       $ 7.19     28.15%       6.50%
  80.00          $ 8.80        12.01%         2.54%         86.23       $ 9.58      4.19%       0.85%
  90.01(4)       $ 9.90         1.00%         0.20%         97.02       $10.78      7.79%       1.51%
 100.00          $11.00         9.99%         1.91%        107.79       $11.98     19.76%       3.64%
 120.00          $13.20        31.99%         5.63%        129.35       $14.37     43.71%       7.38%
 140.00          $15.40        53.98%         8.82%        150.91       $16.77     67.66%      10.60%
 160.00          $17.60        75.98%        11.62%        172.47       $19.16     91.61%      13.43%
 180.00          $19.80        97.98%        14.13%        194.03       $21.56    115.56%      15.96%
 200.00          $22.00       119.98%        16.40%        215.59       $23.95    139.51%      18.24%
 220.00          $24.20       141.97%        18.47%        237.14       $26.35    163.46%      20.33%
 240.00          $26.40       163.97%        20.38%        258.70       $28.74    187.42%      22.26%
 260.00          $28.60       185.97%        22.15%        280.26       $31.14    211.37%      24.04%
 280.00          $30.80       207.97%        23.80%        301.82       $33.53    235.32%      25.71%

--------
(1) The Select Ten Index reflects the total return of the top ten dividend yielding stocks in the Dow Jones Industrial Average, less an annual Index Adjustment Factor of 1.5%.
(2) The annualized rates of return are calculated on a semiannual bond equivalent basis and assume an investment term from June 28, 2002 to June 28, 2007.
(3) An investment in the Select Ten Stocks is assumed to be equivalent to an investment in the Select Ten Index, including the method and timing of reinvesting dividends, except that the Select Ten Index is reduced daily by the pro rata portion of the annual Index Adjustment Factor of 1.5%. The hypothetical investment in the Select Ten Stocks presented in this column does not take into account transaction costs and taxes.
(4) This is the Starting Value.

      The above figures are for purposes of illustration only. The actual Redemption Amount received by investors in the Notes and the resulting total and pretax annualized rates of return will depend on the Ending Value and term of your investment.

Adjustments to the Select Ten Index; Market Disruption Events

      If at any time the AMEX changes its method of calculating the Select Ten Index, or the value of the Select Ten Index changes, in any material respect, or if the Select Ten Index is in any other way modified so that the Select Ten Index does not, in the opinion of the calculation agent, fairly represent the value of the Select Ten Index had those changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value of the Select Ten Index is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Select Ten Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Select Ten Index, as so adjusted. Accordingly, if the method of calculating the Select Ten Index is modified so that the value of the Select Ten Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent shall adjust the Select Ten Index in order to arrive at a value of the Select Ten Index as if it had not been modified, e.g., as if a split had not occurred.

      "Market Disruption Event" means either of the following events as determined by the calculation agent:

      (A) the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in one or more stocks which then comprise the Select Ten Index, or any successor index; or

      (B) the suspension of or material limitation on, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, option contracts or futures contracts related to the Select Ten Stocks, or one or more of the stocks included in any successor index, which are traded on any major U.S. exchange.

      For the purpose of the above definition:

      (1) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

      (2) for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

      As a result of the terrorist attacks, the financial markets were closed from September 11, 2001 through September 14, 2001 and values of the Select Ten Index are not available for such dates. Such market closures would have constituted Market Disruption Events.

Discontinuance of the Select Ten Index

      If the AMEX discontinues publication of the Select Ten Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Select Ten Index (a "successor index"), then, upon the calculation agent's notification of any determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the AMEX or any other entity for the Select Ten Index and calculate the closing value as described above under "--Payment at maturity". Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the Notes.

      In the event that the AMEX discontinues publication of the Select Ten Index and:

      .   the calculation agent does not select a successor index, or

      .   the successor index is no longer published on any of the Calculation
          Days,

the calculation agent will compute a substitute value for the Select Ten Index in accordance with the procedures last used to calculate the Select Ten Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for the Select Ten Index as described below, the successor index or value will be used as a substitute for the Select Ten Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

      If the AMEX discontinues publication of the Select Ten Index before the period during which the Redemption Amount is to be determined and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

      .   the determination of the Ending Value, or

      . a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal (the "WSJ") or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

      A "Business Day" is any day on which the NYSE and the AMEX are open for trading.

      Notwithstanding these alternative arrangements, discontinuance of the publication of the Select Ten Index may adversely affect trading in the Notes.

Events of Default and Acceleration

      In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the Notes. See the section entitled "--Payment at maturity" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the original public offering price of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding was the maturity date of the Notes.

      In case of default in payment of the Notes, whether at their stated maturity or upon exchange or acceleration, from and after that date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of 2.07% per year to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

Depositary

  Description of the Global Securities

      Upon issuance, all Notes will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Notes represented by a global security will not be entitled to have the Notes represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global securities will be issued for the Notes in the aggregate original public offering price of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of Notes under DTC's system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Notes are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the Notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of any payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

  Exchange for Certificated Securities

      If:

      . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

      . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

      . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Notes,

the global securities will be exchangeable for Notes in definitive form of like tenor in whole Units and multiples of Units. The definitive Notes will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Notes are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Notes will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the Notes will be made by the underwriter in immediately available funds. ML&Co. will make all payments in immediately available funds so long as the Notes are maintained in book-entry form.

                             THE SELECT TEN INDEX

Select Ten Index

      The Select Ten Index is calculated and disseminated by the AMEX under the symbol "XST". On any Business Day the value of the Select Ten Index equals (i) the sum of the products of the current market price for each of the Select Ten Stocks and the applicable share multiplier (the sum equals the "Select Ten Portfolio Value"), plus (ii) an amount reflecting Current Quarter Dividends (as defined below), and less (iii) a pro rata portion of the annual Index Adjustment Factor. The Index Adjustment Factor is 1.5% per annum and reduces the value of the Select Ten Index each day by the pro rata amount. As of June 25, 2002, the index divisor for the Select Ten Index, as obtained from the AMEX, was 1.01624. The AMEX generally calculates and disseminates the value of the Select Ten Index based on the most recently reported prices of the Select Ten Stocks (as reported by the exchange or trading system on which the Select Ten Stocks are listed or traded), at approximately 15-second intervals during the AMEX's business hours and the end of each Index Business Day via the Consolidated Tape Association's Network B.

  Determination of Select Ten Portfolio

      At any time the "Select Ten Portfolio" consists of the then current Select Ten Stocks. The stocks in the Select Ten Portfolio and their respective Dividend Yields are shown below, and have been determined by the AMEX to be the ten common stocks in the DJIA having the highest Dividend Yield on May 29, 2002. We have included a brief description of each of the Select Ten Companies and their corresponding historical stock price information in Annex A to this prospectus supplement. "Dividend Yield" for each common stock is determined by annualizing the last quarterly or semi-annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any extraordinary dividend, and dividing the result by the last available sale price for each stock on its primary exchange on the date that Dividend Yield is to be determined.

                                                          Dividend     Share
Company                                                   Yield(1) Multiplier(2)
-------                                                   -------- -------------
Caterpillar Inc..........................................   2.90%     0.19332
Eastman Kodak Company....................................   6.27%     0.29090
E.I. du Pont de Nemours and Company......................   3.24%     0.21836
Exxon Mobil Corporation..................................   2.32%     0.25185
General Motors Corporation...............................   3.75%     0.16110
International Paper Company..............................   2.31%     0.23560
J.P. Morgan Chase & Co...................................   4.13%     0.27453
Merck & Co., Inc.........................................   2.85%     0.17766
Philip Morris Companies Inc..............................   4.98%     0.18121
SBC Communications Inc...................................   3.65%     0.28957

--------
(1) As of June 25, 2002, as obtained from Bloomberg Financial Markets.
(2) As of June 25, 2002, as obtained from the AMEX.

      The dividend yield of the stocks contained in the Select Ten Index as of June 25, 2002, as obtained from Bloomberg Financial Markets, was 3.66%.

      The Share Multipliers were calculated by the AMEX on May 29, 2002, the anniversary of the date the Select Ten Index was originally calculated and disseminated. Each Share Multiplier equaled the number of shares of that stock, or portion thereof, based upon the closing market price of that stock on May 29, 2002, so that each stock represented approximately an equal percentage of the Select Ten Index as of May 29, 2002. Each Share Multiplier remains constant until adjusted for certain corporate events, quarterly dividend adjustments and annual reconstitutions as described below. The last adjustment to the Share Multipliers took place on May 29, 2002.

  Annual Select Ten Portfolio Reconstitution

      As of the close of business on each Anniversary Date, the Select Ten Portfolio shall be reconstituted to include the ten common stocks in the DJIA having the highest Dividend Yield (the "New Stocks") on the second scheduled Index Business Day prior to the applicable Anniversary Date (the "Annual Determination Date"). "Anniversary Date" shall mean May 29th of each year, which is the anniversary of the date the Select Ten Index was originally calculated and disseminated; provided, however, that if the date is not an Index Business Day or a Market Disruption Event occurs on that date, then the Anniversary Date for that year shall mean the immediately succeeding Index Business Day on which a Market Disruption Event does not occur. The AMEX will only add a stock having characteristics as of the applicable Annual Determination Date that will permit the Select Ten Index to remain within the criteria specified in the rules of the AMEX and within the applicable rules of the Securities and Exchange Commission. The criteria and rules will apply only on an Annual Determination Date to exclude a proposed New Stock. If a proposed New Stock does not meet these criteria or rules, the AMEX will replace it with the common stock in the DJIA with the next highest Dividend Yield which meets the criteria and rules. These criteria currently provide, among other things,
(1) that each component stock must have a minimum market value of at least $75 million, except that up to 10% of the component securities in the Select Ten Index may have a market value of $50 million; (2) that each component stock must have an average monthly trading volume in the preceding six months of not less than 1,000,000 shares, except that up to 10% of the component stocks in the Select Ten Index may have an average monthly trading volume of 500,000 shares or more in the last six months; (3) 90% of the Select Ten Index's numerical index value and at least 80% of the total number of component stocks will meet the then current criteria for standardized option trading set forth in the rules of the AMEX; and (4) all component stocks will either be listed on the AMEX, the NYSE, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported as National Market System Securities.

      The "Share Multiplier" for each New Stock will be determined by the AMEX and will equal the number of shares of each New Stock, based upon the closing market price of that New Stock on the Anniversary Date, so that each New Stock represents approximately an equal percentage of a value equal to the Select Ten Index in effect at the close of business on the applicable Anniversary Date. As an example, if the Select Ten Index in effect at the close of business on an Anniversary Date equaled 200, then each of the ten New Stocks would be allocated a portion of the value of the Select Ten Index equal to 20 and if, for example, the closing market price of a New Stock on the Anniversary Date was 40, the applicable Share Multiplier would be 0.5. If the Select Ten Index equaled 80, then each of the ten New Stocks would be allocated a portion of the value of the Select Ten Index equal to 8 and if the closing market price of a New Stock on the Anniversary Date was 40, the applicable Share Multiplier would be 0.2.

  Dow Jones Industrial Average

      The DJIA is comprised of 30 common stocks chosen by the editors of the WSJ as representative of the broad market of American industry generally. The companies are major factors in their industries and their stocks are typically widely held by individuals and institutional investors. Changes in the composition of the DJIA are made entirely by the editors of the WSJ without consultation with the companies, the stock exchange or any official agency or ML&Co. For the sake of continuity, changes are made infrequently. Most substitutions have been the result of mergers, but from time to time, changes may be made to achieve a better representation. The components of the DJIA may be changed at any time for any reason. Dow Jones & Company, Inc., publisher of the WSJ, is not affiliated with ML&Co., has not participated in any way in the creation of the Notes or in the selection of stocks to be included in the Select Ten Portfolio and has not reviewed or approved any information included in this prospectus supplement.

      The first DJIA, consisting of 12 stocks, was published in the WSJ in 1896. The list grew to 20 stocks in 1916 and to 30 stocks on October 1, 1928. For two periods of 17 consecutive years each, there were no changes to the list: March 15, 1939 through July 2, 1956 and June 2, 1959 through August 8, 1976.

Dividends

      As described above, the value of the Select Ten Index will include an amount reflecting Current Quarter Dividends. "Current Quarter Dividends" for any day will be determined by the AMEX and will equal the sum of the products for each Select Ten Stock of the cash dividend paid by an issuer on one share of stock during the Current Quarter multiplied by the Share Multiplier applicable to that stock on the ex-dividend date. "Current Quarter" shall mean the calendar quarter containing the day for which the applicable Current Quarter Dividends are being determined. As of June 25, 2002, Current Quarter Dividends, as obtained from the AMEX, amounted to $0.8690056. This amount, along with any other Current Quarter Dividends accumulated through and including June 28, 2002, will be allocated to the Select Ten Stocks prior to the opening of trading on July 1, 2002, as described below.

      As of the first day of the start of each calendar quarter, the AMEX will allocate the Current Quarter Dividends as of the end of the immediately preceding calendar quarter to each then outstanding Select Ten Stock. The amount of the Current Quarter Dividends allocated to each Select Ten Stock will equal the percentage of the value of each Select Ten Stock contained in the Select Ten Portfolio relative to the value of the entire Select Ten Portfolio based on the closing market price on the last Index Business Day in the immediately preceding calendar quarter. The Share Multiplier of each outstanding Select Ten Stock will be increased to reflect the number of shares, or portion of a share, that the amount of the Current Quarter Dividend allocated to such Select Ten Stock can purchase of each such Select Ten Stock based on the closing market price on the last Index Business Day in the immediately preceding calendar quarter.

Adjustments to the Share Multiplier and Select Ten Portfolio

      The Share Multiplier for any Select Ten Stock and the Select Ten Portfolio will be adjusted as follows:

      1. If a Select Ten Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Share Multiplier for that Select Ten Stock will be adjusted to equal the product of the number of shares of that Select Ten Stock issued in the split and the prior multiplier.

      2. If a Select Ten Stock is subject to a stock dividend, issuance of additional shares of the Select Ten Stock, that is given equally to all holders of shares of the issuer of that Select Ten Stock, then once the dividend has become effective and that Select Ten Stock is trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the former Share Multiplier plus the product of the number of shares of that Select Ten Stock issued with respect to one such share of that Select Ten Stock and the prior multiplier.

      3. If a Select Ten Company is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Select Ten Stock will continue to be included in the Select Ten Portfolio so long as a market price for that Select Ten Stock is available. If a market price is no longer available for a Select Ten Stock for whatever reason, including the liquidation of the issuer of the Select Ten Stock or the subjection of the issuer of the Select Ten Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Select Ten Stock will equal zero in connection with calculating the Select Ten Portfolio Value for so long as no market price is available, and no attempt will be made to immediately find a replacement stock or increase the value of the Select Ten Portfolio to compensate for the deletion of that Select Ten Stock. If a market price is no longer available for a Select Ten Stock as described above, the Select Ten Portfolio Value will be computed based on the remaining Select Ten Stocks for which market prices are available and no new stock will be added to the Select Ten Portfolio until the annual reconstitution of the Select Ten Portfolio. As a result, there may be periods during which the Select Ten Portfolio contains fewer than ten Select Ten Stocks.

      4. If a Select Ten Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Select Ten Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that Select Ten Stock and that value will be constant until the Select Ten Portfolio is reconstituted. At that time, no adjustment will be made to the Share Multiplier of the relevant Select Ten Stock.

      5. If a Select Ten Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the Select Ten Company, or a tracking stock is issued by a Select Ten Company to all of its shareholders, then the new equity securities will be added to the Select Ten Portfolio as a new Select Ten Stock. The Share Multiplier for the new Select Ten Stock will equal the product of the original Share Multiplier with respect to the Select Ten Stock for which the new Select Ten Stock is being issued (the "Original Select Ten Stock") and the number of shares of the new Select Ten Stock issued with respect to one share of the Original Select Ten Stock.

      No adjustments of any Share Multiplier of a Select Ten Stock will be required unless the adjustment would require a change of at least 1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

      The AMEX expects that no adjustments to the Share Multiplier of any Select Ten Stock or to the Select Ten Portfolio will be made other than those specified above; however, the AMEX may at its discretion make adjustments to maintain the value of the Select Ten Index if certain events would otherwise alter the value of the Select Ten Index despite no change in the market prices of the Select Ten Stocks.

Hypothetical and Historical Data on the Select Ten Index

      The following table sets forth the hypothetical level of the Select Ten Index at the end of each month, in the period from May 1996 through April 2001 calculated as if the Select Ten Index had existed during that period and the actual month-end closing values of the Select Ten Index from May 2001 through May 2002. All hypothetical historical data presented in the following table were calculated by the AMEX and have been calculated on the same basis that the Select Ten Index is currently calculated. The Select Ten Index value was set to 100 on May 29, 2001. We have provided this historical information to help you evaluate the behavior of the Select Ten Index in various economic environments; however, these historical data on the Select Ten Index are not necessarily indicative of the future performance of the Select Ten Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Select Ten Index during any period set forth below is not any indication that the Select Ten Index is more or less likely to increase or decrease at any time during the term of the Notes.

                      Historical Month-End Closing Levels

                                             1996  1997  1998  1999  2000  2001  2002
                                             ----- ----- ----- ----- ----- ----- -----
January.....................................       66.27 74.82 87.93 79.99 91.63 92.19
February....................................       67.09 79.73 84.36 73.68 92.46 96.05
March.......................................       65.57 83.01 85.80 78.98 89.69 99.21
April.......................................       67.65 83.97 98.11 80.77 95.80 98.49
May......................................... 55.19 71.34 82.05 95.32 81.48 98.97 99.66
June........................................ 55.07 72.88 79.85 94.99 75.68 96.93
July........................................ 54.19 76.00 83.55 91.49 77.93 98.12
August...................................... 54.57 73.78 72.99 92.57 84.56 94.05
September................................... 56.57 76.77 79.08 86.94 80.83 86.34
October..................................... 59.58 73.71 83.70 84.18 88.49 84.06
November.................................... 62.85 76.89 85.71 83.69 85.23 91.05
December.................................... 62.74 76.40 86.33 82.58 93.84 91.71

      The following graph sets forth the hypothetical and actual historical performance of the Select Ten Index presented in the table above. Past movements of the Select Ten Index are not necessarily indicative of the future Select Ten Index values. On June 25, 2002 the closing value of the Select Ten Index was 90.01.

[THE GRAPH APPEARING HERE SETS FORTH THE HYPOTHETICAL AND ACTUAL HISTORICAL PERFORMANCE OF THE SELECT TEN INDEX FROM MAY 1996 THROUGH MAY 2002. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 50 TO 110 IN INCREMENTS OF 10. THE HORIZONTAL AXIS HAS A RANGE OF DATES FROM MAY 1996 TO MAY 2002 IN INCREMENTS OF ONE MONTH.]

                     UNITED STATES FEDERAL INCOME TAXATION

      The following discussion is based upon the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. ("Tax Counsel"). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Notes for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Select Ten Index. In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the "IRS"), will not result in the imposition of penalties. The treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

      Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment described above is accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

      Assuming the characterization of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

      Tax Basis. A U.S. Holder's tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

      Payment on the Maturity Date. Upon the receipt of cash at maturity of the Notes, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder's tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination or judicial ruling), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss, as the case may be, if the U.S. Holder held the Note for more than one year at maturity.

      Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Note so sold or exchanged. Capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition.

Possible Alternative Tax Treatments of an Investment in the Notes

      Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

      If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a "comparable yield" for us, determined at the time of issuance of the Notes. Furthermore, any gain realized at maturity or upon sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount and capital loss thereafter.

      Even if the Contingent Payment Regulations do not apply to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Non-U.S. Holders

      Based on the treatment of each Note as a pre-paid cash-settled forward contract linked to the value of the Select Ten Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date or upon exchange will not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements and that such payments are not effectively connected with a United States trade or business of such non-U.S. Holder. Any capital gain realized upon the sale, exchange or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and
(ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States and such individual does not have a "tax home" (as defined for U.S. federal income tax purposes) in the United States.

      As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

      A beneficial owner of a Note may be subject to information reporting and to backup withholding at the applicable statutory rate of certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's U.S. federal income tax provided the required information is furnished to the IRS.

                             ERISA CONSIDERATIONS

      Each fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the "Code").

      Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also "plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("non-ERISA arrangements") are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

      The acquisition of the Notes by a plan with respect to which we, MLPF&S, or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

  (1) PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

  (2) PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

  (3) PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

  (4) PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

  (5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

      The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "plan asset entity") or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

      Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount or Exchange Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C. and New York, New York. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the Notes and other securities. For further information on ML&Co. and the Notes, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                 UNDERWRITING

      MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $10,000,000 aggregate original public offering price of Notes. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Notes if any are purchased. ML&Co. has entered into an arrangement with one of its subsidiaries to hedge the market risks associated with ML&Co.'s obligation to pay amounts due at maturity on the Notes. In connection with the arrangement, this subsidiary will pay MLPF&S, the underwriter, $.10 per Unit as part of the underwriting fee.

      The Notes are ineligible assets in MLPF&S' asset-based brokerage service Unlimited Advantage, which means that purchasers will not pay Unlimited Advantage annual asset-based fees on the Notes but will pay commissions on any secondary market purchases and sales of the Notes.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering prices may be changed. The underwriter is offering the Notes subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting fee and expenses payable by ML&Co.

      In addition to the compensation paid at the time of the original sale of the Notes, the underwriter will pay an additional amount on each anniversary of the Pricing Date in 2003 through 2006 to brokers whose client accounts purchased the Units in the initial distribution and who continue to hold their Notes. This additional amount will equal 1% per Unit based on the Redemption Amount of the Notes calculated as if the applicable anniversary of the Pricing Date is the maturity date and the Ending Value is equal to the closing value of the Select Ten Index on that date. Also, MLPF&S may from time to time pay additional amounts to brokers whose client accounts purchased Notes in the secondary market and continue to hold those Notes.

      MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the Notes. Accordingly, offerings of the Notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

      If the underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more Notes than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. "Naked" short sales are sales in excess of the underwriter's overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the Notes, has no overallotment option, it would be required to close out a short position in the Notes by purchasing Notes in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Notes. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                             VALIDITY OF THE NOTES

      The validity of the Notes will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

                                    EXPERTS

      With respect to the unaudited interim financial information for the periods included in the Quarterly Report on Form 10-Q which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in ML&Co.'s Quarterly Report on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

                            INDEX OF DEFINED TERMS

                                                                           Page
                                                                           ----
Anniversary Date.......................................................... S-19
Annual Determination Date................................................. S-19
Business Day.............................................................. S-15
Calculation Day........................................................... S-11
Calculation Period........................................................ S-11
Code...................................................................... S-25
Contingent Payment Regulations............................................ S-24
Current Quarter........................................................... S-20
Current Quarter Dividends................................................. S-20
depositary................................................................ S-15
Dividend Yield............................................................ S-18
DJIA......................................................................  S-5
DTC.......................................................................  S-4
Ending Value..............................................................  S-4
ERISA..................................................................... S-25
Exchange Amount...........................................................  S-5
Exchange Date............................................................. S-12
Exchange Notice Period.................................................... S-12
Index Adjustment Factor...................................................  S-5
Index Business Day........................................................ S-12
IRS....................................................................... S-23
Market Disruption Event................................................... S-14
ML&Co.....................................................................  S-4
MLPF&S....................................................................  S-4
New Stocks................................................................ S-19
Non-U.S. Holder........................................................... S-23
Notes.....................................................................  S-1
Original Select Ten Stock................................................. S-21
parties in interest....................................................... S-25
plan...................................................................... S-25
plan asset entity......................................................... S-26
Pricing Date..............................................................  S-4
Redemption Amount.........................................................  S-4
Select Ten Companies......................................................  S-8
Select Ten Portfolio...................................................... S-18
Select Ten Portfolio Value................................................ S-18
Select Ten Stocks.........................................................  S-5
Share Multiplier.......................................................... S-19
Starting Value............................................................  S-4
successor index........................................................... S-14
Tax Counsel............................................................... S-23
Unit......................................................................  S-4
U.S. Holder............................................................... S-23
WSJ....................................................................... S-15

                                    ANNEX A

      This annex contains tables which provide a brief synopsis of the business of each of the Select Ten Companies as well as the split-adjusted closing market prices for each Select Ten Stock on its primary exchange in each month from January 1997 through May 2002. Please note that the historical prices of the Select Ten Stocks are not indicative of the future performance of the Select Ten Stocks or the Select Ten Index. The following information has been derived from publicly available documents published by the Select Ten Companies. Because the common stock of the Select Ten Companies is registered under the Exchange Act, the Select Ten Companies are required to file periodically financial and other information specified by the SEC. For more information about the Select Ten Companies, information provided to or filed with the SEC by the Select Ten Companies can be inspected at the SEC's public reference facilities or accessed through the SEC's web site referenced in this prospectus supplement under the section entitled "Where You Can Find More Information".

                               CATERPILLAR INC.

      Caterpillar Inc. is engaged in the design, manufacture, and marketing of construction, mining, agricultural, and forestry machinery. Caterpillar also designs, manufactures, and markets engines for highway trucks, locomotives and other machinery. In addition, Caterpillar offers financing services for the purchase and lease of Caterpillar products, as well as noncompetitive related equipment, to prospective customers and dealers.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    38.81  January    48.00  January    43.31  January    42.44  January    44.22  January   50.28
February   39.13  February   54.56  February   45.56  February   35.06  February   41.60  February  55.51
March      40.13  March      55.06  March      45.94  March      39.44  March      44.38  March     56.85
April      44.50  April      56.94  April      64.38  April      39.44  April      50.20  April     54.62
May        48.81  May        54.94  May        54.88  May        38.25  May        54.16  May       52.27
June       53.69  June       52.91  June       60.00  June       33.88  June       50.05
July       56.00  July       48.50  July       58.63  July       34.06  July       55.10
August     58.06  August     42.00  August     56.63  August     36.75  August     50.00
September  53.94  September  44.50  September  54.81  September  33.75  September  44.80
October    51.25  October    44.94  October    55.31  October    35.06  October    44.72
November   47.94  November   49.44  November   46.38  November   39.31  November   47.42
December   48.50  December   46.00  December   47.06  December   47.31  December   52.25

      The closing price on June 25, 2002 was 48.20.

                             EASTMAN KODAK COMPANY

      Eastman Kodak Company is engaged primarily in developing, manufacturing and marketing consumer, professional, health and other imaging products and services. Kodak provides traditional photography products and services such as films, photographic papers, processing services, photofinishing equipment, photographic chemicals, cameras and projectors. Kodak also offers a more technologically sophisticated product line which includes kiosks and scanning systems to digitize images, digital media for storing images, software for enhancing images and a network for transmitting images.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    86.75  January    65.25  January    65.38  January    61.88  January    43.62  January   28.40
February   89.75  February   65.63  February   66.19  February   57.31  February   45.00  February  31.50
March      76.00  March      64.88  March      63.88  March      54.31  March      39.89  March     31.17
April      83.13  April      72.19  April      74.75  April      56.38  April      43.50  April     32.21
May        82.88  May        71.38  May        67.63  May        59.75  May        47.33  May       33.27
June       76.75  June       73.06  June       67.75  June       59.50  June       46.68
July       67.00  July       83.88  July       69.13  July       54.88  July       43.31
August     65.38  August     78.13  August     73.44  August     62.25  August     44.67
September  64.94  September  76.88  September  75.63  September  40.88  September  32.53
October    59.88  October    77.50  October    68.94  October    44.88  October    25.57
November   60.63  November   72.63  November   61.88  November   42.00  November   30.27
December   60.56  December   72.00  December   66.25  December   39.38  December   29.43

      The closing price on June 25, 2002 was 28.69.

                      E.I. DU PONT DE NEMOURS AND COMPANY

      E.I. du Pont de Nemours and Company is a manufacturer and supplier of a broad range of products in the science and technology field, including specialty chemicals, pharmaceuticals, high-performance materials and biotechnology-related materials. DuPont markets and sells its products, domestically and abroad, to several different markets, including the transportation, textile, construction, automotive, agricultural, nutrition and health, pharmaceutical, packaging and electronics markets. DuPont and its subsidiaries have operations in approximately 70 countries worldwide.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    54.81  January    56.63  January    51.19  January    59.00  January    43.71  January   44.17
February   53.63  February   61.31  February   51.31  February   50.50  February   43.69  February  46.84
March      53.00  March      68.00  March      58.06  March      52.94  March      40.70  March     47.15
April      53.06  April      72.81  April      70.69  April      47.44  April      45.19  April     44.50
May        54.31  May        77.19  May        65.44  May        49.00  May        46.40  May       46.00
June       62.88  June       74.69  June       68.31  June       43.75  June       48.24
July       67.06  July       62.00  July       72.13  July       45.31  July       42.82
August     62.31  August     57.88  August     63.38  August     44.88  August     40.97
September  61.56  September  56.25  September  60.50  September  41.44  September  37.52
October    56.88  October    57.75  October    64.44  October    45.38  October    39.99
November   60.56  November   58.88  November   59.44  November   42.31  November   44.34
December   60.06  December   53.06  December   65.88  December   48.31  December   42.51

      The closing price on June 25, 2002 was 43.24.

                            EXXON MOBIL CORPORATION

      Exxon Mobil Corporation is principally engaged in energy, which involves exploration for, and production of, crude oil and natural gas, as well as manufacturing petroleum products. In addition, ExxonMobil is engaged in the transportation and sale of crude oil, natural gas and petroleum products and is a major manufacturer and marketer of basic petrochemicals and a wide variety of specialty products. ExxonMobil's operations also include exploration for, and mining and sale of coal, copper and other minerals. Divisions or affiliated companies of ExxonMobil operate or market products in the United States and approximately 200 other countries and territories worldwide.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    25.91  January    29.66  January    35.22  January    41.75  January    42.08  January   39.05
February   24.97  February   31.94  February   33.28  February   37.66  February   40.53  February  41.30
March      26.94  March      33.81  March      35.28  March      38.91  March      40.50  March     43.83
April      28.31  April      36.47  April      41.53  April      38.84  April      44.30  April     40.17
May        29.63  May        35.25  May        39.94  May        41.66  May        44.38  May       39.93
June       30.75  June       35.66  June       38.56  June       39.25  June       43.68
July       32.13  July       35.06  July       39.69  July       40.00  July       41.76
August     30.59  August     32.72  August     39.44  August     40.81  August     40.15
September  32.03  September  35.09  September  37.97  September  44.56  September  39.40
October    30.72  October    35.63  October    37.03  October    44.59  October    39.45
November   30.50  November   37.53  November   39.66  November   44.00  November   37.40
December   30.59  December   36.56  December   40.28  December   43.47  December   39.30

      The closing price on June 25, 2002 was 39.60.

                          GENERAL MOTORS CORPORATION

      General Motors Corporation is an international company engaged in the design, manufacturing, and marketing of a variety of automotive vehicles, locomotives, and heavy-duty transmissions. In addition, General Motors offers a variety of communications services which include digital entertainment, information and communications services, and satellite-based private business networks. General Motors also offers a broad range of financial services, including consumer vehicle financing, full-service leasing and fleet leasing, dealer financing, car and truck extended service contracts, residential and commercial mortgage services, commercial, vehicle, and homeowners' insurance and asset-based lending.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    59.00  January    57.94  January    89.75  January    80.56  January    53.70  January   51.14
February   57.88  February   68.94  February   82.56  February   76.06  February   53.32  February  52.98
March      55.38  March      67.75  March      87.00  March      82.81  March      51.85  March     60.45
April      57.88  April      67.38  April      89.06  April      93.63  April      54.81  April     64.15
May        57.38  May        71.88  May        69.00  May        70.63  May        56.90  May       62.15
June       55.75  June       66.81  June       66.00  June       58.06  June       64.35
July       61.88  July       72.31  July       61.13  July       56.94  July       63.60
August     62.75  August     58.13  August     66.25  August     72.19  August     54.75
September  66.94  September  54.88  September  62.94  September  65.00  September  42.90
October    64.19  October    63.19  October    70.44  October    62.13  October    41.32
November   60.94  November   69.88  November   72.00  November   49.50  November   49.70
December   60.75  December   71.56  December   72.69  December   50.94  December   48.60

      The closing price on June 25, 2002 was 53.31.

                          INTERNATIONAL PAPER COMPANY

      International Paper Company is a global forest products company that produces a variety of pulp, paper, paperboard, packaging and tissue products. International Paper also manufactures specialty chemicals, specialty panels and laminated products. International Paper is complemented by an extensive distribution system, with primary markets and manufacturing operations in the United States, Canada, Europe, the Pacific Rim and South America.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    40.88  January    45.69  January    39.56  January    47.63  January    38.65  January   41.78
February   41.63  February   46.63  February   42.00  February   36.81  February   37.66  February  43.75
March      39.00  March      46.88  March      42.19  March      42.75  March      36.08  March     43.01
April      42.25  April      52.19  April      53.31  April      36.75  April      39.18  April     41.43
May        47.88  May        46.00  May        50.00  May        34.56  May        38.25  May       43.10
June       48.56  June       43.00  June       50.25  June       29.81  June       35.70
July       56.13  July       44.63  July       51.00  July       34.00  July       40.86
August     52.75  August     37.00  August     47.06  August     31.88  August     40.14
September  55.00  September  46.63  September  48.06  September  28.69  September  34.84
October    45.00  October    46.44  October    52.63  October    36.44  October    35.80
November   47.50  November   43.44  November   52.19  November   33.88  November   39.95
December   43.13  December   44.81  December   56.44  December   40.81  December   40.35

      The closing price on June 25, 2002 was 43.20.

                            J.P. MORGAN CHASE & CO.

      J.P. Morgan Chase & Co. is a global financial services firm and a financial holding company which engages in a broad range of financial services activities. JPMorgan Chase and its subsidiaries engage in investment banking, investments management and private banking, treasury and securities services and a variety of other financial services activities. The bank and non-bank subsidiaries of JPMorgan Chase operate nationally as well as through overseas branches and subsidiaries, representative offices and affiliated banks.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    30.83  January    35.73  January    51.29  January    53.79  January    54.99  January   34.05
February   33.38  February   41.35  February   53.08  February   53.08  February   46.66  February  29.25
March      31.29  March      44.96  March      54.25  March      58.13  March      44.90  March     35.65
April      30.71  April      46.19  April      55.00  April      48.08  April      47.98  April     35.10
May        31.50  May        45.31  May        48.25  May        49.79  May        49.15  May       35.95
June       32.35  June       50.33  June       57.67  June       46.06  June       44.60
July       37.85  July       50.42  July       51.38  July       49.69  July       43.30
August     37.06  August     35.00  August     55.79  August     55.88  August     39.40
September  39.33  September  28.75  September  50.25  September  46.19  September  34.15
October    38.48  October    37.88  October    58.17  October    45.50  October    35.36
November   36.25  November   42.29  November   51.83  November   36.88  November   37.72
December   36.50  December   47.33  December   51.79  December   45.44  December   36.35

      The closing price on June 25, 2002 was 32.93.

                               MERCK & CO., INC.

      Merck & Co., Inc. is a global research-driven pharmaceutical company engaged in discovering, developing, manufacturing and marketing a broad range of human and animal health products. These products include therapeutic and preventive agents generally sold by prescription, for the treatment of disorders. In addition, Merck also provides pharmaceutical benefit services through Merck-Medco Managed Care, L.L.C. ("Merck-Medco"). Merck-Medco's revenues are derived from filling and management of prescriptions and health management programs.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    45.38  January    58.63  January    73.38  January    78.81  January    82.18  January   59.18
February   46.00  February   63.78  February   81.75  February   61.56  February   80.20  February  61.33
March      42.13  March      64.19  March      80.19  March      62.13  March      75.90  March     57.58
April      45.25  April      60.25  April      70.25  April      69.50  April      75.97  April     54.34
May        44.94  May        58.53  May        67.50  May        74.63  May        72.99  May       57.10
June       51.75  June       66.88  June       74.00  June       76.63  June       63.91
July       51.97  July       61.66  July       67.69  July       71.69  July       67.98
August     45.91  August     57.97  August     67.19  August     69.88  August     65.10
September  49.97  September  64.78  September  64.81  September  74.44  September  66.60
October    44.63  October    67.63  October    79.56  October    89.94  October    63.81
November   47.28  November   77.44  November   78.50  November   92.69  November   67.75
December   53.13  December   73.84  December   67.06  December   93.63  December   58.80

      The closing price on June 25, 2002 was 49.05.

                         PHILIP MORRIS COMPANIES INC.

      Philip Morris Companies Inc. is a holding company whose principal wholly-owned subsidiaries, Philip Morris Incorporated, Philip Morris International Inc., Kraft Foods, Inc., and Miller Brewing Company are engaged in the manufacture and sale of various consumer products. Philip Morris Incorporated and Philip Morris International Inc. are engaged primarily in the manufacture, sale and distribution of cigarettes and other tobacco products. Kraft Foods, Inc. produces and markets a large variety of retail packaged foods, such as cheese, processed meat products, coffee and grocery products. Miller Brewing Company produces beer and other related products.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    39.63  January    41.50  January    46.88  January    20.88  January    44.00  January   50.11
February   45.08  February   43.50  February   39.13  February   20.19  February   48.18  February  52.66
March      38.04  March      41.69  March      35.19  March      21.13  March      47.45  March     52.67
April      39.38  April      37.13  April      35.06  April      21.88  April      50.11  April     54.43
May        44.00  May        37.38  May        38.56  May        26.13  May        51.41  May       57.25
June       44.25  June       39.38  June       40.19  June       26.56  June       50.75
July       45.13  July       43.81  July       37.25  July       25.25  July       45.50
August     43.69  August     41.56  August     37.44  August     29.63  August     47.40
September  41.56  September  46.25  September  34.19  September  29.44  September  48.29
October    39.63  October    51.13  October    25.19  October    36.63  October    46.80
November   43.50  November   55.94  November   26.25  November   38.19  November   47.17
December   45.25  December   53.50  December   23.00  December   44.00  December   45.85

      The closing price on June 25, 2002 was 46.55.

                            SBC COMMUNICATIONS INC.

      SBC Communications Inc. provides communications services in the United States, with a focus on Texas and California, and in other countries, including France, Mexico, Taiwan and Israel. SBC provides local and long-distance phone services, wireless and data communications, paging, Internet services and messaging, cable and satellite television services, security services and telecommunications equipment. SBC operations are conducted through its subsidiaries, which include large regional and national operators such as Ameritech, Pacific Bell, Southwestern Bell, Cellular One and SNET. SBC also provides directory advertising and publishing services.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    27.50  January    38.88  January    54.00  January    42.88  January    48.35  January   37.45
February   28.75  February   37.81  February   52.88  February   38.06  February   47.70  February  37.84
March      26.25  March      43.37  March      47.19  March      42.13  March      44.63  March     37.44
April      27.75  April      41.44  April      55.75  April      43.81  April      41.25  April     31.06
May        29.25  May        38.88  May        51.13  May        43.69  May        43.05  May       34.29
June       30.94  June       40.00  June       58.00  June       43.25  June       40.06
July       29.59  July       40.94  July       57.13  July       42.56  July       45.03
August     27.19  August     38.06  August     48.06  August     41.75  August     40.91
September  30.72  September  44.38  September  51.06  September  50.00  September  47.12
October    31.81  October    46.31  October    50.88  October    57.69  October    38.11
November   36.31  November   47.94  November   51.88  November   54.94  November   37.38
December   36.63  December   53.63  December   48.75  December   47.75  December   39.17

      The closing price on June 25, 2002 was 29.60.

================================================================================


                                     [LOGO]

                                1,000,000 Units

                           Merrill Lynch & Co., Inc.

                          Strategic Return Notes/SM/
               Linked to the Select Ten Index  due June 28, 2007
                                 (the "Notes")
                  $10 original public offering price per Unit

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                              Merrill Lynch & Co.

                                 June 25, 2002

"Strategic Return Notes" is a service mark of Merrill Lynch & Co., Inc.
================================================================================